Exhibit 99.1

News Release

6 February 2020

Contact:

Dianne VanBeber

Vice President, Investor Relations

dianne.vanbeber@intelsat.com

+1-703-559-7406

Intelsat Responds to Remarks of FCC Chairman Ajit Pai in C-Band Proceeding

Incentive clearing payments to certain satellite operators to total $9.7 billion, exclusive of clearing costs

Draft Order expected on 7 February 2020

Washington, D.C., 6 February 2020

Intelsat (NYSE: I) today responded to remarks delivered by Federal Communications Commission (“FCC”) Chairman Ajit Pai at an industry event hosted by the Information Technology and Innovation Foundation in Washington, D.C. The Chairman’s commentary previewed the key elements of a highly anticipated draft order in the C-band proceeding in which Intelsat has been an active participant since 2017. Once issued, the draft order is expected to detail the FCC’s approach to clearing C-band spectrum to enable rapid and nationwide 5G network deployment in the U.S.

Intelsat CEO Steve Spengler said, “The issuance of the draft order represents a significant milestone in a process that we began in 2017. We look forward to reviewing the draft order, once issued, to place Chairman Pai’s comments in full context. We note with appreciation the hard work of all stakeholders to get to this juncture, and the work to come leading up to the Commission’s vote on February 28, 2020.”

During his remarks, Chairman Pai indicated that satellite operators need to be incentivized to undertake the complex task of clearing their licensed spectrum while protecting the television and radio content distribution ecosystem using C-band today. Specifically. the Chairman indicated a total of $9.7 billion of incentive payments for certain satellite operators to clear the spectrum on an accelerated basis, plus the reimbursement of the costs for clearing.

In November 2019, the FCC announced its intention to pursue a public auction of C-Band spectrum, which was a significant departure from the market-based construct advocated by the satellite industry. Despite that departure, Intelsat has never wavered in its attempts to bring this critical spectrum to market.

Founded in 1962, Intelsat has invested $36 billion to build its C-Band business over the last 40 years. In the course of that time, it has ordered 138 U.S.-manufactured satellites and created tens of thousands of U.S. jobs. Intelsat is the largest provider of communications services to the U.S. military, and is proud to have recently carried the Super Bowl to a TV audience of 100 million people, including over one million members of the U.S. armed forces and their families overseas.

Beginning in September 2017, Intelsat advocated for an innovative structure to clear significant additional spectrum for 5G mobile services, while continuing to deliver on commitments to customers, such as Discovery, Disney, Fox, ViacomCBS and WarnerMedia, who use Intelsat’s C-band to reach nearly 120 million U.S. households. Since that time, it has become increasingly clear that this initiative has the potential both to significantly improve our national security and to enable the accelerated deployment of 5G to catalyze a further continuation of what has become the longest U.S. economic expansion in history.

Intelsat firmly supports Chairman Pai, the FCC and the Administration in our shared goals of improving U.S. national security, stimulating hundreds of billions of dollars in additional U.S. economic growth and creating millions of new jobs for U.S. workers. Intelsat will review and analyze the draft order to determine its potential impact on Intelsat’s business and stakeholders.

About Intelsat:

As the foundational architects of satellite technology, Intelsat operates the world’s largest and most advanced satellite fleet and connectivity infrastructure. We apply our unparalleled expertise and global scale to connect people, businesses and communities, no matter how difficult the challenge. Intelsat is uniquely positioned to help our customers turn possibilities into reality – transformation happens when businesses, governments and communities use Intelsat’s next-generation global network and managed services to build their connected future. Imagine Here, with us, at Intelsat.com.

Safe Harbor Statement

Some of the information and statements contained in this press release and certain oral statements made from time to time by representatives of Intelsat constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that do not directly or exclusively relate to historical facts. When used in this press release, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook,” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Forward-looking statements include statements regarding: the contents of the FCC’s draft order and final order in the C-Band Proceeding; and expectations as to the amount of incentive payments for satellite operators to clear spectrum in the C-Band Proceeding; among others.

The forward-looking statements reflect Intelsat’s intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Because actual events could differ materially from Intelsat’s intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about the future, you are urged to view all forward-looking statements with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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